Exhibit 99.1

NASDAQ Grants Iveda Additional 180-Day Period to Regain Minimum Bid Price Compliance

Extension provides additional time through March 1, 2027, as Iveda advances commercial execution across its AI and connected-technology portfolio

MESA, Ariz. – September 9, 2026 – Iveda® (NASDAQ: IVDA),a global provider of AI-powered video intelligence, smart infrastructure and connected technologies, today announced that The Nasdaq Stock Market has granted Iveda an additional 180-calendar-day period, through March 1, 2027, to regain compliance with Nasdaq’s $1.00 minimum bid price requirement under Listing Rule 5550(a)(2).

Nasdaq granted the additional compliance period after determining that Iveda satisfied the continued-listing requirement for the market value of publicly held shares and all other applicable requirements for initial listing on the Nasdaq Capital Market, except the minimum bid price requirement. The notice has no immediate effect on the listing or trading of Iveda’s common stock, which continues to trade on the Nasdaq Capital Market under the symbol “IVDA.”

“Nasdaq’s decision gives us additional time to address the bid-price requirement in a deliberate and responsible way, while our team remains focused on execution,” said David Ly, founder and CEO of Iveda. “Across the business, we are seeing serious engagement around our AI video intelligence, autonomous aerial systems, smart infrastructure and connected-care technologies. Our job now is to turn that engagement into pilots, partnerships, deployments and long-term value. This extension gives us time to keep doing that work while we evaluate the best path to compliance for Iveda and our shareholders.”

COMPLIANCE PATH

To regain compliance, Iveda’s common stock must maintain a closing bid price of at least $1.00 per share for a minimum of 10 consecutive business days during the additional compliance period, although Nasdaq may require a longer period. Iveda intends to monitor its closing bid price and continued compliance with Nasdaq’s other listing standards and will evaluate all available options to regain compliance, which may include a reverse stock split if determined to be appropriate and necessary.

The Company has not announced a decision to implement a reverse stock split. Any such action would be evaluated based on the circumstances at the time and communicated through appropriate public disclosures. There can be no assurance that Iveda will regain compliance with the minimum bid price requirement or maintain compliance with other applicable listing requirements during the additional period.

EXECUTING ACROSS A BROADER OPPORTUNITY PIPELINE

The additional compliance period comes as Iveda continues advancing a broader commercial strategy built around IvedaAI™, CEREBRO™ and a growing portfolio of intelligent devices and autonomous systems. The Company is actively supporting customer evaluations, technical demonstrations and partner-led opportunities across public safety, critical infrastructure, transportation, healthcare, retail and government markets in the United States and internationally.

Recent activity includes the launch and market introduction of IvedaAir™, Iveda’s line of AI-powered rotary-wing unmanned aircraft systems designed for extended-endurance and mission-critical operations. Iveda is working with prospective customers, government stakeholders and strategic organizations to define operating requirements, platform configurations and potential pathways toward demonstrations, evaluations, pilots and procurement opportunities.

At the same time, Iveda continues working through established channel and technology relationships to expand the reach of its AI video intelligence and connected-technology solutions across Europe, Asia, the Middle East and the Americas. These initiatives remain subject to customer evaluation, contracting, funding, regulatory requirements and other customary conditions, and there can be no assurance that any particular opportunity will result in revenue.

“We understand that shareholders want progress they can see and results that matter,” Ly continued. “We are not treating this extension as a pause. We are treating it as time to execute - to support our partners, advance customer opportunities and build the foundation for meaningful, sustainable growth. Our Nasdaq listing remains important to Iveda, and we intend to use this period responsibly.”

ADDITIONAL INFORMATION

The Company’s related Current Report on Form 8-K is available through the SEC’s EDGAR database and Company website.

ABOUT IVEDA SOLUTIONS®

Since 2003, Iveda® (NASDAQ: IVDA) has transformed everyday infrastructure into intelligent technology designed to make the world safer, smarter and more connected. Today, Iveda is building its connected-technology ecosystem around CEREBRO™, bringing together a growing portfolio of intelligent devices and systems spanning video intelligence, IoT, autonomous systems, real-time location, energy management and care.

At the forefront of this ecosystem is IvedaAI™, Iveda’s flagship AI video intelligence platform, transforming cameras into intelligent tools that can understand real-world environments, surface meaningful insights and help organizations respond faster - so they can Focus on What Matters.

With operations across the United States, Taiwan, the Philippines, Egypt and Spain, Iveda’s global team is united by one vision: to simplify everyday life, one innovation at a time.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements, including statements regarding the Company’s ability to regain compliance with Nasdaq’s minimum bid price requirement; its evaluation of available compliance options, including a potential reverse stock split; its commercial strategy and growth objectives; the development, capabilities and market adoption of its products; anticipated demonstrations; customer and partner engagement; and prospective evaluations, pilots, partnerships, procurement opportunities and deployments.

Forward-looking statements are based on current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied. These risks include the Company’s ability to regain and maintain compliance with Nasdaq listing standards; convert prospective opportunities into binding contracts, deployments and revenue; meet customer, technical, regulatory and funding requirements; and the other risks described in Iveda’s filings with the Securities and Exchange Commission. There can be no assurance that compliance will be achieved within the additional period or that prospective business opportunities will result in completed transactions or revenue. The Company undertakes no obligation to update any forward-looking statement except as required by applicable law.

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